Exhibit 99.1

FOR IMMEDIATE RELEASE

At Heska Corporation:
Jason Napolitano, Executive Vice President & CFO
(970) 493-7272, Ext. 4105

Heska Announces Q309 Results

Over $1 Million in Operating Income for 3rd Consecutive Quarter

LOVELAND, CO, October 27, 2009 -- Heska Corporation (NASDAQ: HSKA, “Heska”or the “Company”) today reported financial results for its third quarter ended September 30, 2009.

“The third quarter of 2009 was the most profitable quarter this year and the financial performance exceeded our latest guidance.  The strong cash flow from our operations has allowed us to reduce our borrowings significantly,” said Robert Grieve, Heska’s Chairman and CEO.  “We are excited by our future prospects, including the market opportunity presented by the DRI-CHEM 7000® Veterinary Chemistry Analyzer - a new, high-end chemistry instrument that is a line-extension to our current offering.”

Investor Conference Call
Management will conduct a conference call on Tuesday, October 27, 2009 at 9:00 a.m. MDT (11:00 a.m. EDT) to discuss the third quarter 2009 financial results.  To participate, dial (877) 941-8609 (domestic) or (480) 629-9818 (international); the conference call access number is 4171626.  The conference call will also be broadcast live over the Internet at http://www.heska.com.  To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, download and install any necessary audio software.  Telephone replays of the conference call will be available for playback until November 10, 2009.  The telephone replay may be accessed by dialing (800) 406-7325 (domestic) or (303) 590-3030 (international).  The webcast replay may be accessed from Heska’s home page at www.heska.com until November 10, 2009.

About Heska
Heska Corporation (NASDAQ: HSKA) sells advanced veterinary diagnostic and other specialty veterinary products.  Heska’s state-of-the-art offerings to its customers include diagnostic instruments and supplies as well as single use, point-of-care tests, pharmaceuticals and vaccines.  The company’s core focus is on the canine and feline markets where it strives to provide high value products and unparalleled customer support to veterinarians.  For further information on Heska and its products, visit the company’s website at www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska’s future financial and operating results.  These statements are based on current expectations and are subject to a number of risks and uncertainties.  Investors should note that there is an inherent risk in using past results, including trends, to predict future outcomes.  In addition, factors that could affect the business and financial results of Heska generally include the following: uncertainties related to the anticipated loss, after November 1, 2009, of access to products from Abbott Point of Care Inc., which represent approximately 18% of Heska’s revenue for the year ended September 30, 2009, as well as uncertainties related to the loss of exclusive access to these products on May 1, 2009; uncertainties regarding Heska’s reliance on third parties to whom Heska has granted substantial marketing rights to certain of Heska’s existing products and whom may be large Heska customers; uncertainties regarding Heska’s ability to generate profits and positive cash flow in future periods; uncertainties surrounding the success of future products, including Heska’s ability to adhere to stated deadlines and successfully commercialize such products; risks regarding Heska’s ability to successfully market, sell and distribute its products in an economically sustainable manner; uncertainties related to Heska’s ability to maintain its listing on the Nasdaq Capital Market; competition, including uncertainties regarding the impact of new products competitors have recently launched or may launch in the future; risks regarding Heska’s reliance on third-party suppliers, which is substantial and could have significant negative consequences if Heska were to lose exclusive rights or access to a product due to a supplier decision or for other reasons; risks related to Heska’s reliance on third parties to properly and timely complete certain research and development activities; uncertainties regarding Heska’s ability to continue to meet its covenant obligations under its borrowing agreement; uncertainties related to Heska’s ability to raise additional capital, if necessary or advisable; the level of Heska’s fixed expense, which is significant, and the corresponding cash flow and liquidity-related risks resulting from unanticipated revenue and gross margin shortfalls; uncertainties regarding overall economic conditions, the affect of these conditions on Heska’s business, which may change as compared to historical results, and Heska’s accuracy in predicting these and related matters; and the risks set forth in Heska’s filings and future filings with the Securities and Exchange Commission, including those set forth in Heska’s Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

Financial Table Follows:

Consolidated Statements of Operations
In Thousands, Except per Share Amounts
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2009	2008	2009
Revenue, net:
Core companion animal health	$19,240	$16,892	$54,473	$51,908
Other vaccines, pharmaceuticals and products	2,446	2,658	11,746	6,412
Total revenue, net	21,686	19,550	66,219	58,320

Cost of revenue	13,490	12,130	41,716	36,496

Gross profit	8,196	7,420	24,503	21,824

Operating expenses:
Selling and marketing	4,458	3,695	14,024	11,075
Research and development	506	457	1,462	1,308
General and administrative	2,134	2,109	6,756	6,255
Total operating expenses	7,098	6,261	22,242	18,638
Operating income	1,098	1,159	2,261	3,186
Interest and other (income) expense, net	153	(13)	500	193
Income before income taxes	945	1,172	1,761	2,993
Income tax expense	368	429	744	1,211
Net income	$577	$743	$1,017	$1,782

Basic net income per share	$0.01	$0.01	$0.02	$0.03
Diluted net income per share	$0.01	$0.01	$0.02	$0.03

Shares used for basic net income per share	51,797	52,123	51,625	52,049

Shares used for diluted net income per share	52,580	52,192	53,774	52,060

Balance Sheet Data
In Thousands (unaudited)

	December 31, 2008	September 30, 2009
Cash and cash equivalents	$4,705	$5,603
Total current assets	31,290	29,530
Total assets	70,438	65,992
Line of credit	11,042	5,984
Current portion of long-term debt	770	573
Total current liabilities	22,228	16,360
Long-term debt, net of current portion	381	—
Stockholders’ equity	42,523	44,637

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